STAAR SURGICAL, #11034970
STAAR Surgical 2nd Quarter Earnings Call
July 28, 2005, 4:00 p.m.
Moderator: David Bailey

Operator:

Good afternoon ladies and gentlemen and welcome to the STAAR Surgical second quarter financial results conference call. At this time all participants are in a listen-only mode. Following today’s presentation, instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference, please press the star followed by the zero. As a reminder, this conference is being recorded today, Thursday, July 28th, 2005. I would like to now turn the conference over to Mr. Doug Sherk of the EVC Group. Please go ahead, sir.

Doug Sherk:

Thank you Operator and good afternoon everyone. Thank you for joining us this afternoon for the STAAR Surgical conference call to discuss the financial results of the second quarter of 2005 that ended July 1, 2005.

The news release reviewing the second quarter results crossed the wire this afternoon shortly after the market closed. If you haven’t received a copy of the release and would like to get one, please call our office at 415-896-6820 and we’ll get one to you immediately.

Additionally, we’ve arranged for a taped replay of this call which may be accessed by phone. The replay will take effect approximately one hour after the call’s conclusion and remain in effect until midnight Pacific time on Thursday, August 4th. The dial-in number to access the replay is 800-405-2236 or for international callers 303-590-3000. Both numbers need a pass code of 11034970 and the pound sign. The call is being broadcast live and an archived replay will also be available on the web. To access the webcast go to STAAR’s website at www.staar.com.

Before we get started, during the course of this conference call the company will make projections or forward-looking statements regarding future events. There are risks and uncertainties involving statements and they include our proceedings with the FDA Office of Compliance, which could result in restrictions on our ability to continue our business; our ability to continue our cost saving strategies and realize expected savings; our success in realigning our management team; our ability to reverse the decline in domestic sales of our IOLs; our ability to successful gain market acceptance of our redesign three piece Collamer IOL and insertion systems; our ability to maintain or enhance our existing products, sales and gross profit margins and reduce compliance expenditures; the need to obtain regulatory approval for new products, the acceptance of new products by medical practitioners and consumers, the rapid pace of technological change in the ophthalmic industry, our ability to compete with much larger companies, general domestic and international conditions, asset or financing and other factors beyond the control of STAAR Surgical Company.

These factors are described in detail in STAAR Surgical Company’s reports filed with the SEC. STAAR Surgical Company assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

Now, I’d like to turn the call over to David Bailey, President, Chief Executive Officer of STAAR Surgical Company.

David Bailey:

Thank you, Doug, and thank you all for joining us. With me on the call today is Deborah Andrews, our Interim CFO, and Don Bailey, no relation, who is Chairman of STAAR’s Board.

As I’m sure you are well aware, the past few months have been extraordinarily busy for us here at STAAR. I’d like to provide you with an update on the international ICL market, give you some additional color on our most recent communication with FDA and then brief you on our U.S. franchise. I’ll then turn the call over to Deborah for a few more details on our financials including our cost-cutting programs and cash management. Finally, we’ll open up for questions.

Overall, we achieved improved results with revenues growing 16% over last year to $13.9 million. Once again, international sales which grew 31% were a key driver of our results. Much of this growth stems from the continued strong performance of our VISIAN ICL. In the second quarter, overall VISIAN ICL sales were up 67% to 12% of total sales for the quarter. In addition, the Toric ICL continues to grow as a percentage of total VISIAN sales as the large refractive centers increased their focus on high quality visual outcomes and speed of surgery.

I’m happy to report that during the second quarter, the Toric ICL accounted for 24% of total VISIAN sales and is the undoubted market leader in this particular segment. The ICL sales grew 128% compared with the same quarter last year and 24% sequentially compared to the first quarter.

In the second quarter, we gained approval to market the Toric ICL in South Korea and Canada and approval to market both the Toric ICL and the ICL in Singapore. While Singapore is a relatively small market, it has strategic importance in Asia and a track record for rapidly adopting improvements in medical treatments.

After his first ICL implantation, Dr. Lee Hoo Ming, FICS who is head of refractive surgery at the Ten Tok Sing Hospital commented, “I’m impressed with the ease of use of the ICL insertion, the rapid visual recovery and most important of all, the excellent post-operative and visual quality achieved with the ICL.” This sums up most surgeons’ reaction when they use the ICL and is even more marked when they use the Toric ICL.

STAAR is now selling VISIAN in 41 countries. Regarding additional approvals, we continue to expect approval for the ICL and Toric ICL in China during the fourth quarter. China is a very significant market for refractive surgery and we believe it will represent a significant additional opportunity for the ICL and the Toric ICL.

Overall, we are pleased with our developments in Asia where myopia and astigmatism are more prevalent and of a higher order and where the need for the ICL and Toric ICL technologies is correspondingly greater.

In addition to these international regulatory successes we were recently audited by KEMA Registered Quality Inc. KEMA serves as the compliance auditor for the European Union CE Mark certification process. This is a totally separate audit from the FDA audit and the outcome is not predictive of FDA processes or decision making. KEMA audited a sample of the processes of our facilities in Nidau, Monrovia and in Aliso Viejo during the month of June in the course of the audit KEMA identified no major or minor nonconformities. New certificates have been issued and a desk audit of certain key procedures will occur later this year to upgrade us to the latest version of the ISO 13485 quality standard. This course allows us to continue to use the CE Mark in selling our products in Europe and Canada.

The sales growth we’re seeing with the ICL and the Toric ICL is very pleasing and is indicative of our success despite the competitive landscape in increasing the penetration of these technologies in existing markets and our success in opening up new markets with new approvals. In this regard, we’re seeing two strong trends. First, international refractive surgeons on average are reducing the mean diopter of correction that they use with the standard ICL compared with one year ago. Our mean sale number has gone down from 8 diopters to 7 diopters of correction over the period. That is expanding the available market for the ICL in existing markets.

Secondly, within the Toric ICL, we’re seeing a reduction in the degree of cylinder correction on the Toric ICL we are currently selling compared with one year ago. Surgeons will initially target patients with high cylinder and high myopia and as we again experience they’re expanding the market to include those patients with lower levels of myopia and astigmatism.

Our biggest selling cylinder correction on the Toric ICL is now two diopters, a level at which we were told initially surgeons would use a standard ICL along with a limbal relaxing incision. Of even greater significance is that frequence and invariably larger users of the product and migrating to the lower levels in cylinder correction more quickly so opting for a truly customized outcome in one procedure.

New approvals for the Toric ICL will have their help expand our markets still further on the back of these two trends which we fully expect to continue going forward.

Toric ICL sales now account for 24% of total ICL sales. These trends we are seeing break the myth expanded by our competitors that the two products are segmented into niche markets with little opportunity for growth. In addition to the above and thanks to the improvements at our Swiss manufacturing facility, I’m also pleased to report that we’ve been able to significantly improve the delivery promise on our custom Toric ICL lenses. The Toric ICL has a targeted lead time of approximately 60 days but through improvements in the manufacturing process we are now finding we are able to deliver the lenses much sooner.

During the second quarter we delivered 65% of all orders from stock essentially a next-day delivery. We fully expect service levels to improve still further for the Toric ICL. We know this high level of service is a key differentiator for us in the market place and is helping drive the market share gains we are seeing. All of these facts give us confidence that we will continue to see sales growth for our flagship products going forward.

Regarding the U.S. approval for the ICL, we’ll continue to work diligently with the two key groups within FDA. As previously discussed, we received the letter from the FDA Office of Compliance on July the 5th warning STAAR of its obligations to correct any and all regulatory violations. The letter gave us ten calendar days to provide our response to 14 of the 36 original observations and requested specific information on 27 of 84 original sub-observations that the FDA made on a form 483 issued to STAAR last September. Of these 27 sub-observations, 14 could be characterized as requests for updates on the status or documentation of work we committed to in our previous response. Nine could be characterized as requests for additional information and three could be characterized as observations where the FDA disagreed with our original response. Keep in mind that the sub-observations reflected FDA’s perspective based on our last communication in February. Since then we’ve been working hard to resolve all issues so that we can achieve our goal of full compliance.

On July 15th, we submitted our response letter to the FDA within the ten calendar day deadline. The response letter filled 15 binders, included 120 exhibits and provided a comprehensive response to each of the agency’s 27 sub-observations. We also provided details on the review of our quality system we undertook after receiving warning letters from the agency in December, 2003 and April, 2004. We updated the FDA on the comprehensive global quality system action plan that we developed with the help of Quintiles following the receipt of those letters. We provided details on the significant resources we’ve devoted to creating and implementing the action plan as well as our commitment to complying with both the letter and the spirit of all regulatory requirements.

In addition, we provided details about the continuous updates to the action plan we have made based upon key feedback from a variety of noted sources. These updates have included addressing the Form 483 observations. We provided the FDA with a current copy of the action plan along with our response letter.

We want to give as much detail on our response as possible. On 14 of the 27 items FDA requested an update on work we had committed to perform in our previous updates to the agency. The answers here were quick, precise and specific. In each and every case we were able to give the answer. We were not developing a position on a topic but simply providing specific information such as test data or evidence of implementation of a procedure. Because the work was ongoing we could answer these items quickly and provide lots of details. An example would be injector reuse validation or software validation.

On nine of the remaining items it was much the same situation, although the FDA were requesting additional information on a previously submitted response. Once again, the answers were fairly clear cut and specific and we were able to provide lots of detail. When there was an issue that required judgment or interpretation, it was always our sincere intention to do what FDA wanted.

This is perhaps best illustrated in our answers on the three issues where they disagreed with our previous response. On this small number of items, their feedback was particularly helpful in giving guidance on their position. In these cases, we accepted FDA’s position unreservedly and then gave evidence in our response to show our compliance with their position.

For example, FDA disagreed with our method of trending reports of blurred vision, cloudy vision and secondary YAG under a single code. In response to that comment, we changed our procedure to report each item under a separate code. But please note that we had previously been logging, investigating and trending these events under a single code.

We have no ability to predict the timing or substance of the FDA’s actions regarding our response. From a business planning perspective, there are three distinctive scenarios which STAAR must address: first, a set of circumstances that result in our ability to manufacture and sell all of our products worldwide; second, an extended period of time that is basically the status quo; and third, possible FDA action that could prohibit us from marketing one or more of our products in the U.S. or shipping certain products to international markets.

Given these three divergent possibilities, we are developing specific, strategic and tactical action plans for each scenario that address every element of our enterprise. As has been our policy, we will continue to update you on new material developments.

In addition to our compliance efforts with the FDA, the other area of activity that we have had with the agency surrounds our work with the Office of Device Evaluation, the ODE, toward obtaining an approvable letter for the ICL. With regard to the ODE, the frequent interactive and positive dialogue continues which we sincerely hope will lead to a positive outcome re approvability subject to resolution of compliance issues in the near future. As for the exact timing we would not like to speculate.

Before I turn the call over to Deborah, I’d like to touch upon our U.S. cataract business which has presented many challenges to us. While we were successful in reducing the year-over-year decline in the U.S. sales to a decline of 3.5% last year from the 10% year-over-year decline we saw in Q1, we have known that we won’t be able to truly turn this business around without revamping our overall cataract product offering. This has been challenging given that our primary goal over the last 18 months has been the compliance effort which has consumed all resources.

Part of the revamp, however, was to improve our Collamer three-piece product. We were pleased to begin roll-out and shipment of this system during the quarter. As we have discussed previously, the Collamer material is highly bio-compatible and has other unique characteristic in terms of improving quality of vision that make it an ideal material for an IOL.

The new design is self-centering and incorporates a continuous contact edge reducing the potential for posterior capsule opacification, which often leads to cloudy vision requiring a YAG laser capsulotomy. The lens coupled with the onyx injector and cartridge makes the system easy to use and more predictable by eliminating the previous model’s tendency to fold over. These qualities should drive interest and sales of the lens which we believe will begin to have a meaningful impact on our domestic business in the fourth quarter.

Our roll-out plan for the three-piece involves a controlled launch with comprehensive education for the doctors onboard for physical properties of the lens material and the use of the injector system. We also have several improvements in the development pipeline including the natural extension of the diopter range for the lens and a minor modification to the cartridge that will begin to reduce the incision size. We are focusing significant resources on this product because, as we’ve stated previously, we believe it provides us with an important opportunity in the U.S.

At this point, I’d like to turn the call over to Deborah for more insights into our financial results and our cash management activities.

Deborah Andrews:

Thank you, David. I’d like to provide some additional details regarding our financial results for the quarter and also provide color on some of our key metrics. Despite our focus on resolving our outstanding issues with the FDA, overall we achieved strong financial results. Let me give you a little perspective.

Our revenues of $13.9 million represented the highest second quarter sales level since 1999. STAAR Surgical AG, our wholly owned Nidau-based subsidiary had the second best quarter in terms of sales ever. Gross profit improved sequentially, a trend we expect to continue, and expenses were 9% below last year’s levels.

Regarding cash flow, our cost-cutting initiatives improved cash flow for the quarter. During the second quarter, we achieved a $400,000 decrease in cash used by operating activities over the second quarter of 2004 and a $1.2 million decrease in cash used by operating activities over the first quarter of 2005. Also, second quarter cash used by operating activities, at $1.4 million. beat our internal projections for the quarter and is the best quarter we’ve had since Q1 2004. Based on this result, we are optimistic that for the full fiscal year we can improve upon 2004 cash flow results.

For the first six months of this year, total product sales grew 8% to $27.6 million. Growth this quarter was once again driven by our strength in the international markets where the ICL grew 67% over the second quarter of 2004 and 21% over the first quarter of 2005. ICL sales now represent 12% of consolidated worldwide sales. We also achieved strong sales growth for the TICL in the quarter which grew 128% over the second quarter of 2004 and 24% sequentially. The ICL revenue represented 24% of total VISIAN ICL sales during the quarter.

Increased sales of TICLs and ICLs have enabled our Swiss facility to pay down their line of credit with UBS by $1.3 million this year while retaining availability for future borrowing under the line. The positive sales trend for our preloaded injectors in international markets continues to build. During the quarter, sales were up 121% and represented 11% of total IOL sales compared to 5% in the second quarter of 2004 and 9% in the first quarter of 2005. Plus, profit margin on the preloaded injector improved significantly with the release of the product into the Australian market where the average selling price is significantly higher than in Europe.

International sales now represent 63% of the company’s total sales, up from 56% in the second quarter of 2004 and down slightly from 64% in the first quarter of 2005. Although the ICL and the preloaded injector are doing well for our Swiss facility, the decline in Collamer IOL sales in the U.S. has forced our Swiss subsidiary, which manufacturers the product, to reduce its work force in response to the lower demand. This action, taken in March 2005, is expected to roll out through July and should result in a total savings of approximately $250,000 this year or $500,000 on an annualized basis.

We continue to face our most significant cash flow issues in the U.S. Although we continue to see a decline in U.S. sales which were down 3.5% year-over-year, we are encouraged by our 2% sequential sales growth. This is a favorable comparison to the first quarter of this year when we saw a sales decline of 10.1% from the first quarter of 2004 and 8.1% from the fourth quarter of 2004. We believe this shows our efforts to maintain market share are succeeding and as David mentioned, we believe the recent roll-out of the three piece Collamer IOL and injector gives us an opportunity to drive sales growth toward the end of the year.

Gross profit margins increased to 47.5% for the second quarter of 2005 from 47.2% in the first quarter of 2005. This is the first increase in gross profit margins that we have seen since the fourth quarter of 2003 and is the result of the roll-out of lower cost inventory, a shifting mix to ICLs and TICLs which carry higher margins and improved margins on preloaded injectors. These improvements to gross profit margin were partially offset by lower average selling prices. Based on the successful implementation of manufacturing process and yield improvements in our Monrovia facility, we expect to see continued improvement in gross profit margins throughout the rest of 2005.

Total SG&A expenses for the second quarter decreased by $885,000 or 9.4%. This decrease was primarily attributable to lower marketing and selling and R&D expenses we incurred as a result of the cost reduction measures we took during the first quarter of 2005. The decrease, however, was partially offset by an increase in G&A expenses arising from increased legal fees associated with the class action lawsuit and increased insurance costs, which we expect will continue for some period of time. These increased expenses will partially offset the favorable impact of our cost reduction efforts; however, we monitor spending closely and are making adjustments wherever possible to conserve cash balances.

As far as guidance is concerned, looking ahead we’re not providing specific guidance for the third quarter during today’s call. However, we would like to caution that we do not expect to realize in the third quarter the same level of sales that we achieved in the first and second quarters of 2005 due to the shift in mix to international markets and the fact that sales in international markets typically decline in the third quarter due to the summer vacation season.

Furthermore, while we’re pleased with the results of our cost-savings efforts, the results could negatively be impacted by increased insurance premiums and accelerated legal costs associated with the class action lawsuit. However, we are optimistic based upon the results of the second quarter that we’ll continue to see improvement in the financial condition of the company during the remainder of 2005 particularly in the area of cash flow where we expect to show improvement over 2004.

I would now like to hand over to David to open up for questions.

David Bailey:

Thank you, Deborah. After that review, we’d now like to take any questions from the audience.

Operator:

Thank you. Ladies and gentlemen, at this time we will begin the question and answer session. If you have a question, please press the star followed by the one on your push button phone. If you would like to withdraw your question, press the star followed by the two. You will hear a three tone prompt acknowledging your selection. Your questions will be polled in the order they are received. If you are using speaker equipment, you will need to lift the handset before pressing the numbers. Our first question comes from Kate Sharadin with Pacific Growth Equities. Please go ahead.

Kate Sharadin:

Hi. Good afternoon, everybody.

David Bailey:

Hi, Kate.

Kate Sharadin:

Dave, what’s the strategy, I’m just kind of curious now that you’ve got the response in to FDA. As you continue through the process is this sort of an update calendar that you feel, I guess, you sort of notify them on your — the work that you’re doing?

David Bailey:

Yes. They — I would like to use their response to continue a dialogue with compliance. And that is the primary focus. Through that dialogue, I want to emphasize to FDA and have emphasized that any feedback is most welcome and that we’ll respond and act upon any feedback immediately. I think it will be appropriate for us to give updates if we don’t hear from them; and I have no idea on timing. So, really, the goal is to establish a dialogue and use the response to do that. And that’s our primary goal to emphasize to FDA that we’ll do whatever is required to comply with the regulations and to fulfill all the commitments that we’ve made.

Kate Sharadin:

Okay. And then as far as you can tell on the things that you’re still working on, is there anything that — I know that in talking to you before it sounded like a number of things were sort of very near term or you were, you know, closing in on completing those. Does it make a difference right now? I now that the FDA finds that companies can be compliant as long as the identification has been there and that they accept, you know, your plan. Are there any of the issues that sort of stretch out into months? Or are there things you feel you can complete, I guess, fairly quickly?

David Bailey:

Well, complaints activity is always an ongoing process and you’re never completed because you got to redo validations periodically, etc. But the emphasis in our script and the emphasis in our response on the quality system action plan was to try and demonstrate that this is a living process and that we’re actively engaged; and that as a result, we’re generating information, verification, validations continually and that we can demonstrate that to anybody, any notified body – FDA or KEMA at any time. And the goal of the organization is to be audit ready in that sense at any point in time.

None of the work is non-achievable. It’s all very doable. It’s just a continuous process. We prioritize, obviously, around the quality system action plan and we’ll keep FDA updated.

Kate Sharadin:

Okay. And an update on the clinicals — The supplement is still — Are you still on track, then, to have that submitted by I believe it’s year-end but possibly — ?

David Bailey:

Sorry, Kate. I lost you there for a moment. You mean on the Toric ICL?

Kate Sharadin:

Yes. I know that originally it was, you know, you were hoping to get sort of an audit and have that behind you but then things kind of changed a little bit with the recent events. I’m just kind of curious as to where you stand with the supplement submission and what your ideas are once that is ready to go? Do you still wait?

David Bailey:

Right. On the Toric ICL, we have the data in-house as I previously indicated. It’s no change. We have the data in-house for the cohort. We’ll be working to put that submission together; and the intent was to put that submission in once we achieved an approvable status for the ICL.

Kate Sharadin:

Okay. Thanks, very much. I appreciate it.

David Bailey:

Thank you, Kate.

Operator:

Thank you. Our next question comes from Joanne Wuensch with Harris Nesbitt. Please go ahead.

David Bailey:

Hello Joanne?

Operator:

Ms. Wuensch? Are you on line? Okay. We’ll go ahead and go to our next question from Al Kildani with SF Capital. Please go ahead.

Al Kildani:

Good afternoon. David, in terms of the response you just submitted and with the obvious understanding that the FDA will be the ultimate arbiter here, is it fair to say that in your view that you have substantially addressed all of the issues raised in the recent letter and provided all the information they need to see that you’ve either, you know, completed the items or demonstrated that you are well on your way to doing that?

David Bailey:

I’d refer back to my remarks, Al, where I tried to give as much detail as possible on the response. And the final arbitrator and the final view will come from FDA. And I think I would go no further than that, really, just to refer back to the remarks I made earlier.

Al Kildani:

Okay. All right. Let me ask this. Can you help us understand sort of what percentage of your sales go through the Monrovia facility such that they would, could potentially be affected if there were to be some sort of future enforcement action, how much of your product sales could be affected by that?

David Bailey:

I just wouldn’t like to speculate. It could be — I just cannot speculate on that.

Al Kildani:

Okay.

David Bailey:

Because I cannot predict future events with regard to any kind of outcome.

Al Kildani:

Okay. Well, let me ask this another way. If you have international sales that are going out of your Switzerland facility, those shouldn’t be affected by any of what’s going on, or could they possibly be?

David Bailey:

One would hope not. Let me try and answer the question by explaining the situation with the Swiss facility. The Swiss facility is essentially stand-alone. It takes – for the ICL and the Toric ICL – it takes buttons that we manufacture as a raw material supplier from Aliso Viejo in California and fabricates those into the ICL, and that process was reviewed and audited by FDA in a pre-PMA audit last June. So it takes a raw material component that comes from the United States and turns it into a finished product and then, following approval in any country, the finished product is sold into that country from Switzerland.

Al Kildani:

Okay.

David Bailey:

In that sense, Switzerland is stand-alone except for the raw materials supply.

Al Kildani:

I see. Okay.

David Bailey:

Does that answer your question now?

Al Kildani:

Yes. That’s helpful, thank you. As far as, you know, bringing, you know, your attempts to bring the ICL to market do you have any alternative strategy that you are working on to bring it to market in another fashion, you know, should you have some type of enforcement action against the Monrovia facility. In other words, perhaps through third party manufacturing or something along those lines?

David Bailey:

I think as I said in my earlier remarks, we look from the business planning perspective on any and all possibilities and I outlined three distinctive scenarios that we need to address. First, is a set of circumstances that as I said that resulted in the ability to manufacture and sell all of our products worldwide. And clearly with the acceptance of the ICL in international, I feel a deep sense of responsibility once we have an approvable status of the ICL to bring it to market as soon as possible for the U.S. surgeon.

Second, we’ve got a scenario where we may have an extended period of time that is basically the status quo as we are now. And third, we could find ourselves in a position where FDA limit our ability to act and we’ve got a plan and analyze all of those three scenarios and that’s what we’re doing and will continue to do.

Al Kildani:

Okay. Do you have a time frame in mind when you will be prepared one way or the other to face each of those scenarios?

David Bailey:

No. I think we would just regard it as work-in-process and at the moment we’re — our primary focus is driving the compliance issues through the company and convincing any and all agencies that that is our number one priority going forward. We have to plan for other scenarios but that’s our number one goal. Now our number two goal is to manage and conserve cash as Deborah indicated in her prepared remarks.

Al Kildani:

Okay. It sounds, based on the comments you’ve already made, I think you basically said, you know, you can’t really predict what the next step or response will be from the agency. I guess I would just like to get a little bit of an understanding as to what the risk is that the next step we get would be, you know, in terms of an update would be somebody showing up at your doorstep from a regulatory body?

David Bailey:

As we’ve said in numerous conference calls and statements, we cannot predict FDA’s actions and they could turn up for re-audit or any other action at any time. We have to just drive forward with our own action plan which we comprehensively explained in our response. Keep focused on that in order to be in a position to deal with any eventuality.

Al Kildani:

Okay. And one more and I’ll let others in. Are you confident that your outstanding issues with the agency have nothing to do with the people or personalities you, you know, STAAR has interfacing with the agency?

David Bailey:

Absolutely not. We have no reason to believe that FDA is doing anything other than seeking to enforce the laws and ascribe nothing but good-faith to their actions. And from STAAR’s point of view, we’re doing nothing more than trying to abide by those laws and follow the guidance of FDA, also in good faith. So I wouldn’t want to comment further than that. It should be an objective process and I believe everybody is striving to make it such.

Al Kildani:

Okay. All right. Thank you.

Operator:

Thank you. Our next question comes from Larry Haimovitch with HMTC. Please go ahead with your question.

Larry Haimovitch:

Good afternoon, David.

David Bailey:

Good afternoon.

Larry Haimovitch:

Question for Deborah or you, on the international sales they are very strong, very impressive. We know the ICL is doing well over there. Was there any abnormal shipping of product to distributors or how do you control that? How do you avoid distributors getting overstocked, you know, there’s always the opportunity to do that toward the end of a quarter. I wonder if you could give us a little color on that?

David Bailey:

Yes. Larry, we sell through distributors in international other than in Germany and Australia where we have direct operations. Obviously, you have distributor buying patents. We believe very firmly that the growth we’re seeing is through increased use of the products rather than particular buying patents from distributors. You always get periods of time where certain distributors will purchase more stock for whatever reason. But overall, if you look over the six month period, I think that indicates very clearly that the increases are coming from increased demand as, of course, the particular ordering patterns. Certainly true —

Well, let me just give a bit of color on that. Our two strongest markets for ICL and starting to be Toric ICL are North Korea and Spain. In Spain, we’ve been in that market eight years and yet our business continues to grow. And Spain is over 40% year-on-year. So you have what you could regard as one of our early markets growing very nicely. The Toric ICL in that market is also starting to pick up. So while we’ve seen some ordering patents on ICL there, we’re also starting to see a pick up on Toric ICL, which, because of the two trends I illustrated in my text, wills, I believe, sustain the growth there.

That is true for Korea. We recently had the Toric approval for Korea and we’re starting to see demand pick up for that product into that market. We’ve seen some — Korea once again a strong market for us. We’ve been there less time than we have Spain; but, once again, we’re seeing 40%+ growth; just trying to give some flavor that the growth is being driven by increased usage. We do see some buying patents quarter-to-quarter; but I think if you look over the six month period or slightly longer period it all irons out. We’re confident that what you’re seeing is a real increase in the uptake of the product. And to that end, that’s why I wanted to emphasize the diopter spread and the fact that it’s, our average diopter sale is going down which shows we are expanding the market and taking the product to a wide patient group along with the reduction in cylinder.

Larry Haimovitch:

Okay. On the manufacturing question Al Kildani posed, my understanding that there are some contract manufacturers, David, that are out there that could fairly quickly get their plants approved such that you could – and I realize you don’t make the ICL in Monrovia but you do the final packaging, I guess – have you explored — ?

David Bailey:

No. Larry, we don’t do anything in relation to the ICL in Monrovia.

Larry Haimovitch:

Oh, okay. So nothing is done?

David Bailey:

The only thing in California that touches the ICL is the raw material button manufacturing in Aliso Viejo.

Larry Haimovitch:

So —

David Bailey:

Aliso Viejo is a raw material supplier to Switzerland for the ICL manufacturing process and the Toric ICL manufacturing process.

Larry Haimovitch:

So entirely by, truly, really by-passing Monrovia totally?

David Bailey:

Yes. I mean, just to kind of simplify that, you could say Switzerland as an independent manufacturer, third-party manufacturer of the ICL and the Toric ICL to STAAR U.S. It’s a wholly owned subsidiary, but it’s an independent manufacturing unit.

Larry Haimovitch:

If there was an FDA approved plant that wasn’t a STAAR plant and you did the, I don’t know what — ? The final assembly there or whatever, ship through there or something, couldn’t that get you around — ? I realize the ultimate goal is to comply with FDA in Monrovia and obviously that’s something you are working very hard at; but I’m just wondering —

What concerns me, David, very honestly, is looking at other companies that have had FDA issues, that even with their best diligence, their best efforts, their best faith, everything else, some of these things – and you’re probably aware of this – can drag on for three, four, five years. And I’m just getting worried that you’re going to be two years from now still telling us that, you know, we’re working our way through the FDA. And, in fact, doing everything humanly possible to do so and still not be able to ship the ICL, losing that competitive time advantage that you have with a very nice product. So, I’m just wondering if there’s anyway to explore, you know, without making FDA feel like you’re sneaking on them, do something else to get the product out sooner. Is there any conceivable way to do that?

David Bailey:

Larry, just before I respond to your question, I need to make a statement. We would like to inform you that we just – and I’d like to emphasize that we just have been, received a letter from the ODE, Office of Device Evaluation —

Larry Haimovitch:

Okay.

David Bailey:

Letting us know that the VISIAN ICL is approvable.

Larry Haimovitch:

Really?

David Bailey:

We will make the letter public as soon as possible; but won’t comment further until we have a chance to review it in detail.

Larry Haimovitch:

Well, I’ll tell you what, David. That is great news and I’ve got about ten hats to eat because I said to everyone I didn’t think that was possible. So I’m delighted you proved me wrong, or they did prove me wrong; not you, but they did. So that’s something you’ve just found out that they, in fact — it is approvable?

Deborah Andrews:

Just now.

David Bailey:

Just now, Larry, during the call. That’s why I maybe sounded a little distracted.

Larry Haimovitch:

No, no, no. That’s perfectly fine.

David Bailey:

There was a lot of activity in the room.

Larry Haimovitch:

Well, that’s exciting news.

David Bailey:

Yes. It is.

Larry Haimovitch:

I was the first to know after you!

David Bailey:

Absolutely. Now what was your question, Larry?

Larry Haimovitch:

I have no idea. Now you caught me off guard! No, but I guess, you know, having now especially – boy that’s a sense of timing you have, David – congratulations. If you don’t’ make it in the ICL business, in the IOL business, Hollywood awaits.

David Bailey:

Larry, that was one good way to avoid answering your question.

Larry Haimovitch:

You did a great job. I’m totally taken aback. No. Now that you’ve got the approvable letter which we’re all delighted to hear, of course, is there any way in the event that this thing just drags on; and, you know, as I said history says it does drag on with other companies. Is there a viable strategy that says we can’t fix Monrovia and get it clean to FDA’s clearance, but we can still find a way to get the ICL in the market? That’s my question.

David Bailey:

Larry, I’d said that once the ICL was approvable and even before we would look at any and all ways to get it to market. With this letter that just reenergizes those efforts. The product internationally is doing tremendously well for patients and doctors. I’d like to see that repeated in the United States. That’s why I came to STAAR. We need to look at any and all ways to get it to market.

Larry Haimovitch:

Well, you’ve taken my breath away. I’ll jump back in queue.

David Bailey:

Thanks.

Larry Haimovitch:

Congrats.

Operator:

Thank you. Our next question comes from Joanne Wuensch with Harris Nesbitt. Please go ahead with your question.

Joanne Wuensch:

Well, clearly, now I have a question.

David Bailey:

Hi, Joanne. Yes. Where did you go?

Joanne Wuensch:

I was just waiting for the good news, you know.

David Bailey:

Yes. I wondered.

Joanne Wuensch:

Okay. Walk me through this. You have an approvable letter from the ODE.

David Bailey:

Yes. And Joanne, please, I’ve only just seen this letter a couple of minutes ago.

Joanne Wuensch:

Well, I’ll give you another second to speed read it because I have a question. What happens now? I mean, what — does this mean you can have someone else manufacture the product until you get an approved letter? Does this mean you have more questions to answer with the FDA that the ODE now feels comfortable with? Please walk me through the next steps. Thank you.

David Bailey:

Well, Joanne, this caught me by surprise. I think we need to — I need to look at this carefully and see what the next steps are. But obviously this is very good news and we will look at how we move forward; but this does not distract us from the fact that we need to keep compliance our number one item and build on the response that we give FDA district in Washington and move forward in that regard and then free us up completely to get the ICL to market without looking at alternative routes to doing that. So my goal isn’t changed. We need to convince FDA that we’re compliant with both the spirit and the rules of the regulations and then on the back of that we also bring ICL to market in the U.S.

Joanne Wuensch:

Do you want to regroup in an hour?

David Bailey:

Yes. Well, we’ll be putting out a release on this obviously, and we’ll digest it. But essentially it’s very good news for us all.

Joanne Wuensch:

Okay. Congrats.

David Bailey:

Thanks, Joanne.

Operator:

Thank you. Our next question comes from Bill Nasgovitz from Heartland Funds.

Bill Nasgovitz:

Yes. Hi. Congratulations, Dave. I’ll stick to my original question. Outside of this murky big opportunity, big risk that we’ve been, you’ve been toiling with here for over a year, what really excites you the most in terms of the rest of the business?

David Bailey:

Good question, Bill. I think the Collamer material is extremely unique and it’s proving to be obviously a unique platform for phakic implants with regard to the ICL and the Toric ICL. But I think from an IOL perspective I think it’s got a great opportunity; one that we’ve not fully accessed yet but one which I think can make significant inroads to the cataract market; because the cataract market is really truly focusing on the quality of vision as cataract surgery becomes more refractive. And I think in that regard the Collamer IOL has some significant opportunities associated with it. Once it’s in the eye it gives fantastic optical performance. Because of the nature of the material it’s a little bit more difficult to inject. But I think once those difficulties are overcome there’s a tremendous opportunity.

I think also preloaded is going to be the standard of care in any implantation and our preloaded technology, we entered the international market in order to show that even in the silicone segment which is relatively small in international we could gain market share growth. And that’s exactly what we have done; because the preloaded in many surgeons’ eyes overcomes any and all material issues. Now, with regard to the preloaded, we – STAAR – has a unique position in combination with its joint venture in Japan. We have some very strong patent position around that and clearly we are already in the market place. I firmly believe preloaded will become the standard of care and I think we are poised to do good things with that. So I think Collamer has significant opportunity both in phakic to extend to the ICL platforms still further beyond Toric and preloaded, generally. I think there’s some terrific opportunity there for the company.

Bill Nasgovitz:

Okay. Thank you, David.

Operator:

Thank you. Our next question comes from Tyson Halsey with Halsey Advisory and Management. Please go ahead.

Tyson Halsey:

David, Congratulations.

David Bailey:

Thanks, Tyson.

Tyson Halsey:

There are a couple of questions but they all changed. The first is, I’d like to kind of clarify generally what an approvable letter means. From what my recollection means, if for example, you were not to pass your audit in Monrovia, in theory you could sell or you could be sold to another company or somebody else could license and sell the ICL assuming that they have no regulatory issues. Is that basically, generically how — what the approvable letter means?

David Bailey:

I need to distill the letter and talk to internal people about it so that we have absolute clarity on that. I need to defer on that one, Tyson.

Tyson Halsey:

Then what I’d like to do is then, secondly, just drill down a little bit on the comments that you made about ICL growth and Toric ICL growth. You said that he average diopter that is now being used is -7 versus -8. That would imply, if I’m correct, a doubling in terms of some market opportunity. Is that correct with each move down the diopter curve represents a doubling in the potential market?

David Bailey:

That’s a good rule of thumb. As you come down each diopter on the bell curve of patients you double the number of patients underneath that.

Tyson Halsey:

I guess then, I’ve read things that a lot of people say – “Oh, well, the ICL would only be used in -9 and above.” But then, of course, I’ve spoken to doctors who have said they’ll use it down to -3. So from what — from the -7 level that would suggest that it looks like people are moving down the curve. I guess that’s a rhetorical question.

David Bailey:

I think if you — if I go back to my original remarks, I think that the change in both the cylinder use and the diopter power that we’re seeing versus a year ago shows us a trend that shatters the myth that was perpetuated by our competitors that the ICL is segmented and the Toric ICL is segmented to a niche market that’s in the higher levels of myopia. We always believed that the quality of vision would pull it down and we’re seeing an early trend to indicate that. Obviously, we’ll work hard to continue that; but it’s not — Certainly our sales don’t indicate that it’s, in international don’t indicate, that it’s being niched into the very high levels, either with regard to myopia or astigmatism. Now the point I said on the astigmatism that the initial input was that the surgeons would use a standard ICL and correct the astigmatism with a second procedure, say a limbal relaxing incision, is just not proving to be the case. The high volume surgeons are using the Toric ICL with a lower cylinder to give a customized outcome in more procedures. We’ll see how that progresses going forward; but we’re very pleased with the trends that we’re seeing.

Tyson Halsey:

I guess I figured out what diopters are; but I’m not so clear on cylinders and I guess that’s associated with astigmatism?

David Bailey:

Yes. That’s related to the level of astigmatism and, as I said, our largest selling is now +2 with cylinder which is relatively small. We’re seeing the higher volume surgeons pick that up. And more people have a lower level of cylinder than a higher level of cylinder.

Tyson Halsey:

I guess I’m going to ask one last question and that is going to be on a deferred basis. Hopefully, next week you have a conference call after you have had a time to review your approvable letter and, perhaps, the implications of the strategic options and you will get together with us, again. But I would be interested in understanding better your dialogue with Washington, the ODE, the compliance office that cosigned the letter as well as Irvine in light of the recent weeks; and congratulations on great numbers and for the approvable letter.

David Bailey:

Thank you, Tyson.

Tyson Halsey:

Thank you.

Operator:

Thank you. Our next question comes from Larry Haimovitch with HMTC. Please go ahead.

Larry Haimovitch:

David, a follow-up question to the ICL, now that I’ve regained my composure. First of all, the label that the Ophthec lens has – the name’s escaped me, the brand name from AMO – what, isn’t it labeled starting at -6 and above or is it 5 and above? I can’t remember.

David Bailey:

I think it’s 5 and above, Larry. But I’d like to check.

Larry Haimovitch:

That’s what I seem to recall too. It’s my understanding — I don’t know if you have the information with you. Obviously, you just got the approvable letter; but it’s my understanding that you were going to get a very favorable letter from ODE that they had agreed on a label of -3. Can you tell from the letter or the information you’ve received that that has been agreed upon or was that something you were asking for and looked like you might get?

David Bailey:

I don’t know at this stage, Larry. I need to defer the question. As I said previously, we had no indication that the range would change from what was recommended by panel. I’ll need to regroup and come back to everyone with that.

Larry Haimovitch:

And panel recommended -3. Correct?

David Bailey:

Yes. -3 to -20.

Larry Haimovitch:

So if the FDA went along with the panel, you would have a more favorable label than the Ophthec lens?

David Bailey:

If that was the case, yes. We’ll need to regroup and (INAUDIBLE) that.

Larry Haimovitch:

I understand. No. I understand. But you continue presumably to negotiate toward that end? The panel recommended, therefore you would like to have had it?

David Bailey:

Yes. All along we were working to try and gain approval for the range that was recommended by panels. And all along we worked on the assumption that any approval by ODE was subject to resolution of the compliance issues. So at this stage, that’s my working assumption.

Larry Haimovitch:

And then just one quickie on the Toric and I’ll jump back in line. For the Toric ICL, the filing regulatory path does not change with this approvable letter. I think you said you wanted to wait for final approval, then you would go ahead with the Toric ICL final filing?

David Bailey:

Yes. The original plan was always to get the final approval and then put the Toric in. And now we have the data putting the file together and the detail can take from three to six months. There’s a lot of work to do on the Toric file because the Toric nature of the lens and the standards and the analysis that we need to do there. So I don’t think it’s going to be — I don’t think the plan’s going to be affected by this.

Larry Haimovitch:

Now is there time for one more question or is there a big queue because I don’t want to hog the time?

David Bailey:

I don’t — Go ahead Larry. I don’t have visibility of the queue.

Larry Haimovitch:

Okay. The question is – I think everybody will be interested in your thoughts on this – the U.S. market is obviously not performing the way you like. I know you’ve got some very good distributors, I know you’ve got a terrific sales manager in Nick —

David Bailey:

He’ll be pleased to hear you say that in public.

Larry Haimovitch:

Well, no. I really do feel that way. And I know you feel that way too. Nick is a very capable guy and very diligent and very hard working. And I know some of your reps and they’re some of the best reps around. But you are obviously struggling a bit in the U.S. and can you discuss a little bit what your thoughts are on that and how much the competitive landscape is hurting you versus your own internal problems?

David Bailey:

You know, as I said in my opening comments, we always knew that the way to turn the U.S. business around was to revamp the cataract offering.

Larry Haimovitch:

Yes.

David Bailey:

That’s needed and it has been needed. We have the products to do that and it’s a case of bringing those to market and so much of our effort has been around the compliance issue that that has ended our ability to move forward at a normal rate with regard to revamping that product offering. We were pleased to bring the Collamer three-piece. We would like to bring the preloaded, etc. It’s just the number one priority is compliance and that takes precedent above any product development whatsoever.

In that sense, it’s a juggling act and until we are able to change that balance then we’re going to struggle to revamp that offering at the rate we would like to. But we were pleased with the Q2 results. There was a lot of effort put into that. And we saw some good trends there. And we’ll move forward with the Collamer three piece and look forward to seeing some kind of a positive contribution, meaningful contribution towards the end of the year.

Larry Haimovitch:

Okay, David. Thank you.

Operator:

Thank you. Ladies and gentlemen, if there are any additional questions, please press the star following by the one at this time. As a reminder, if you are using speaker equipment you will need to lift the handset before pressing the numbers. At this time we have no questions, please continue.

David Bailey:

Okay. Thank you. I’d just like to make a final comment. We’re obviously encouraged by the key sales trends that we saw with our existing products, the ICL, the Toric ICL, the preloaded. We’re pleased to bring the three piece Collamer to the market in the U.S. I just wanted to reassure all of our investors that our number one priority is FDA compliance. We are working very, very hard on that and we look forward to working with FDA to bring that to a successful conclusion. Thank you all for joining the call.

Operator:

ladies and gentlemen, this concludes the STAAR Surgical second quarter earnings teleconference. If you would like to listen to a replay of today’s conference, please dial 1-800-405-2236 or internationally at 303-590-3000 and enter access number 11034970. Once again, if you would like to listen to a replay of today’s conference, please dial 1-800-405-2236 or internationally at 303-590-3000 and enter access number 11034970. You may now disconnect. Thank you for using ACT teleconferencing.

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